                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             HARTMARX CORPORATION
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                      LOGO

                               ----------------

                                    NOTICE
                                      OF
            ANNUAL MEETING OF STOCKHOLDERS OF HARTMARX CORPORATION
                           TO BE HELD APRIL 9, 1998

To the Stockholders of HARTMARX CORPORATION:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of HARTMARX CORPORATION (the "Corporation") will be held at the Omni Berkshire Place Hotel, Julliard Room, 2nd Floor, 21 East 52nd Street, New York, New York, on Thursday, April 9, 1998, at 11:00 A.M. for the following purposes:

  (1) To elect Directors of the Corporation.

  (2)To consider adopting the 1998 Incentive Stock Plan, a copy of which is set forth in the attached Proxy Statement as Exhibit A.

  (3) To consider ratifying the appointment of independent auditors.

  (4) To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed February 20, 1998, as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

  In order that the shares of the Corporation may be represented as fully as possible at the Annual Meeting, every stockholder is requested to vote, date, sign and mail the enclosed Proxy, as early as practicable, in the accompanying postage-paid envelope addressed to HARTMARX CORPORATION, c/o First Chicago Trust Company, P.O. Box 8914, Edison, NJ 08818-9258. If you also attend the Annual Meeting, you will have the opportunity to vote your shares in person instead of having the Proxy counted.

  A complete list of the stockholders entitled to vote at the Annual Meeting, showing the address and number of shares registered in the name of each stockholder, may be examined by any stockholder, for any purpose germane to the meeting, during regular business hours between March 25, 1998 and April 7, 1998, at the office of Mrs. Kay C. Nalbach, Assistant Secretary of the Corporation, 101 North Wacker Drive, Chicago, Illinois.

  A Proxy Statement with respect to the Annual Meeting is attached hereto. The Annual Report to Stockholders and the Annual Report on Form 10-K for the fiscal year ended November 30, 1997, are enclosed herewith.

                                          By Order of the Board of Directors
                                          LOGO
                                          FREDERICK G. WOHLSCHLAEGER,
                                          Secretary

  Chicago, Illinois
  February 27, 1998

                                     LOGO

                               ----------------

                                PROXY STATEMENT
                                      FOR
            ANNUAL MEETING OF STOCKHOLDERS OF HARTMARX CORPORATION
                           TO BE HELD APRIL 9, 1998

  The common stock, par value $2.50 ("Common Stock"), of HARTMARX CORPORATION (the "Corporation") is the only security entitled to vote at the meeting. On February 20, 1998, the record date for determining the stockholders entitled to vote at the meeting, the Corporation had 34,031,097 shares of outstanding Common Stock, each share entitled to one vote, held by approximately 5,915 stockholders (estimated by adding the number of registered holders furnished by the Corporation's registrar and the number of participants in the Hartmarx Employee Stock Ownership Plan). All shares represented by valid Proxies received pursuant to this solicitation will be voted, if the Proxies are not revoked prior thereto. Any stockholder may revoke a Proxy at any time prior to the voting by delivering to the Corporation's Secretary a signed notice specifying the number of shares and clearly identifying the Proxy to be revoked or by attending the Annual Meeting and voting in person by written ballot. The Corporation's principal executive offices are located at 101 North Wacker Drive, Chicago, Illinois 60606, telephone 312/372-6300.

  The enclosed Proxy is solicited by the Corporation's Board of Directors (the "Board"). The cost of preparing and mailing the proxy material will be paid by the Corporation. The approximate mailing date for this material is February 27, 1998. The Corporation will, upon request, reimburse brokers, banks and trust companies for the costs incurred in mailing the proxy material to their customers who are beneficial owners of Common Stock of the Corporation registered in the names of such brokers, banks and trust companies or their nominees. In addition to solicitation by mail, officers and regular employees of the Corporation may solicit Proxies by telephone, telecopier or in person, but will receive no additional compensation for such activities.

  Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed by the Board for the meeting. The affirmative vote of a plurality of the shares represented at the meeting is required to elect directors, and the affirmative vote of a majority of such shares is required to ratify the appointment of auditors. Abstentions and broker non-votes are each included in the determination of shares present and voting for purposes of determining whether a quorum is present. On other matters, abstentions are counted as votes cast, while broker non-votes are not counted in determining whether a proposal has been approved.

                        ITEM (1)--ELECTION OF DIRECTORS

  Votes will be cast pursuant to authority granted by the enclosed Proxy for the election of the ten nominees named below as directors of the Corporation. Each elected director's term of office will be for one year or until a successor is duly elected and qualified. In the event any of these nominees becomes unavailable for election for any reason, votes will be cast pursuant to authority granted by the enclosed Proxy for such persons as may be designated by the Board.

                   INFORMATION ABOUT NOMINEES FOR DIRECTORS

  The information shown below includes the principal business affiliations of each nominee since 1993.



                A. ROBERT ABBOUD, 68--Director since 1974


                Mr. Abboud is president of A. Robert Abboud and Company, a private investment company. He is also a director of AAR Cor-poration, Inland Steel Company and Alberto-Culver Company.

LOGO


                SAMAWAL A. BAKHSH, 29--Director since 1995


                Mr. Bakhsh is a director of Traco Group of Companies, a pri-vately held investment company. He also serves as a director of several other privately held corporations.

LOGO


                JEFFREY A. COLE, 56--Director since 1990


                Mr. Cole is chairman, chief executive officer and a director of Cole National Corporation, a specialty retailer. He is also a director of Edison Bros. Stores, Inc. and serves on the Supervisory Board of Pearle B.V.

LOGO


                RAYMOND F. FARLEY, 73--Director since 1981


                Mr. Farley is retired as president and chief executive officer of S. C. Johnson & Son, Inc. (SC Johnson Wax). He is also a director of Johnson International, Inc. and Snap-On Incorporated.

LOGO

                ELBERT O. HAND, 58--Director since 1984

                Mr. Hand is chairman and chief executive officer of HARTMARX CORPORATION. He was president and chief operating officer from 1987 to 1992. He is also a director of Austin Reed PLC, Lon-don, England.


LOGO

                DONALD P. JACOBS, 70--Director since 1980

                Mr. Jacobs is Dean of the J. L. Kellogg Graduate School of Management and Gaylord Freeman Distinguished Professor of Fi-nance at Northwestern University. He is also a director of Unicom Corporation and its subsidiary, Commonwealth Edison Company, The First National Bank of Chicago, a subsidiary of First Chicago NBD Corporation, Security Capital Industrial Trust, Unocal Corporation and Whitman Corporation.


LOGO

                CHARLES MARSHALL, 68--Director since 1980

                Mr. Marshall is retired as vice chairman of the board and a director of American Telephone and Telegraph Company, a communications company. He is also a director of Ceridian Corporation, GATX Corporation, Sonat, Inc. and Sunstrand Corp.


LOGO

                HOMI B. PATEL, 48--Director since 1994



LOGO

                Mr. Patel is president and chief operating officer of HARTMARX CORPORATION. He was chairman and chief executive officer of the Men's Apparel Group from 1991 to 1992, and was named pres-ident and chief operating officer in 1992. He is also a direc-tor of the Amalgamated Life Insurance Co.
                MICHAEL B. ROHLFS, 46--Director since 1995

                Mr. Rohlfs is president and chief executive officer of Dearborn Financial, Inc., an investment advisory company. From 1992 to September, 1995, he served as executive vice president and managing director of Dearborn.


LOGO

                STUART L. SCOTT, 59--Director since 1993


                Mr. Scott is chairman and chief executive officer of LaSalle Partners Incor- porated, an international real estate services firm. From 1992 to 1997, he was chairman and chief executive officer of LaSalle Partners Limited, the predecessor to LaSalle Partners Incorporated. He was co-chairman from 1990 to 1992, and previously served in various executive positions with LaSalle Partners. (1)

LOGO
--------
(1) Affiliates of LaSalle Partners Incorporated manage certain commercial real estate in which subsidiaries of the Corporation lease offices and showrooms. During fiscal 1997, this included the Corporation's principal executive offices. Mr. Scott does not have a direct or indirect material interest in these transactions.

  The Board held five meetings, one of which was the annual meeting, in fiscal 1997. All directors attended at least 75% of the meetings of the Board and committees on which he served, except for Mr. Bakhsh who attended three of the five Board meetings, and Mr. Cole who attended four of the five Board meetings and three of the six committee meetings on which Mr. Cole serves. Board committees are reconstituted annually at the Annual Meeting of the Board immediately following the Annual Meeting of Stockholders.

  The Audit and Finance Committee now consists of Mr. Scott, chairman, Mr. Cole, Mr. Jacobs and Mr. Rohlfs. It met two times in fiscal 1997. The Committee maintains communications between the directors and independent auditors and assists the Board with its responsibilities relating to corporate accounting, integrity of financial controls and reporting practices. It reports to the entire Board periodically on such matters as the Committee or the Board may specify, approves all significant non-audit work which the independent auditors perform for the Corporation and approves their fees. It also oversees the Corporation's investment policies, methods of financing corporate operations and employee benefit plans.

  The Compensation and Stock Option Committee is currently composed of Mr. Farley, chairman, Mr. Abboud, Mr. Cole and Mr. Marshall. It met five times in fiscal 1997. It exercises the full powers of the Board with respect to compensation paid to executives of the Corporation and its subsidiaries. It also grants employee stock options and makes other determinations regarding the administration of employee stock option plans. It approves management incentive (bonus and long-term) plans and determines the standards of performance for incentive payments.

  The Nominating and Governance Committee now consists of Mr. Marshall, chairman, Mr. Bakhsh, Mr. Jacobs and Mr. Scott. It met once in fiscal 1997. Its function is to propose to the entire Board qualified nominees for election to fill vacancies on the Board and to make recommendations on directorship and corporate governance practices. Stockholders wishing to suggest qualified candidates for this Committee's consideration should forward their suggestions to the Nominating and Governance Committee, in care of Mrs. Kay C. Nalbach, Assistant Secretary, HARTMARX CORPORATION, 101 North Wacker Drive, Chicago, Illinois 60606.

  For fiscal 1997, each of the directors not employed by the Corporation or any of its subsidiaries ("Outside Directors") was entitled to receive a $17,500 annual retainer plus $750 for each Board meeting attended and $600 for each committee meeting attended. Each committee chairman was entitled to receive $2,500 annually in addition. Some of the directors had the opportunity to defer payment of all or a portion of annual fees otherwise payable from January 1, 1986 through 1989. Deferred fees earn interest from the date of deferral at 110% of the seasoned Moody's Corporate

Bond Index rate. Upon termination of their service as a director, the Corporation agrees to pay such deferred fees and interest ("Deferral Account"), either in a lump sum or in installments. The deferral arrangements also provide for the Corporation's payment of specified death benefits under certain circumstances. Each director who has deferred fees is an unsecured general creditor of the Corporation with respect to such Deferral Account. Some directors have withdrawn or converted their Deferral Account into Director Stock Options exercisable for $1.00. Outside Directors are also provided a clothing allowance and, while on Hartmarx business, travel accident insurance. The cost of such benefits was approximately $3,500 per director.

  Director Stock Options ("DSOs") and Director Deferred Stock Awards ("DDSAs") are granted under the 1995 Stock Plan for Non-Employee Directors ("1995 Directors Plan"). Except as described below, DSOs are generally identical to employee stock options but are granted only to Outside Directors. The number of shares of Common Stock covered by DSOs granted to an Outside Director in any twelve-month period ending each March 31 is obtained by dividing the amount of the director's annual retainer by the fair market value of a share of the Corporation's Common Stock on the date or dates of grant, but in no event can be less than 1,000 shares. In addition, each Outside Director may choose to receive, on each date of election to the Board, a DSO in lieu of all or part of the annual retainer payable during such director's term of office. The number of shares covered by such a DSO is obtained by dividing the unpaid retainer amount by the excess of the fair market value of a share on such date over $1.00; the purchase price of each covered share is $1.00. For shares covered by these DSOs outstanding on a Common Stock dividend record date, the director is entitled to be paid cash dividend equivalents based on any cash dividend (or cash value of other property) that would have been received had such DSO shares been issued and outstanding on the dividend record date. The 1995 Directors Plan provides that DSOs cannot be exercised for six months after the grant date. DDSAs consist of share units credited to an account for each Outside Director, each unit representing one share of Common Stock. Each Outside Director is granted 150 DDSA units on each date of election to the Board. DDSAs earn dividend equivalents in the same manner as DSOs but any such dividend equivalents are credited to the director's account as additional units. Upon the director's death, disability or termination of Board service, whole units become payable in shares of Common Stock and any fractional units become payable in cash.

                        EXECUTIVE OFFICER COMPENSATION

  The following table shows the compensation for the past three fiscal years of the Corporation for each of the Corporation's five most highly compensated executive officers, including the Chief Executive Officer and one other person who served as an executive officer during fiscal 1997 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                              Long-Term Compensation
                                              -----------------------
                  Annual Compensation                 Awards
                --------------------------    -----------------------
  Name and                                    Restricted  Securities
  Principal                                     Stock     Underlying     All Other
  Position      Year    Salary(1)  Bonus      Awards(3)  Options/SARs Compensation(4)
  ---------     ----    --------- --------    ---------- ------------ ---------------
Elbert O.
 Hand,          1997    $597,083  $795,557(2)  $231,600     30,000        $3,906
 Chairman and
 Chief          1996     565,000   364,280      206,822     25,000         3,702
 Executive
 Officer        1995     561,667         0          --     145,000         3,686
Homi B.
 Patel,         1997     477,500   623,282(2)   193,000     25,000         3,092
 President
 and Chief      1996     450,000   285,807      157,993     23,000         2,821
 Operating
 Officer        1995     447,500         0          --     135,000         2,898
Glenn R. Mor-
 gan            1997     213,750   198,022(2)    77,200     15,000         1,826
 Executive
 Vice           1996     200,000   138,215       59,950     10,000         1,695
 President
 and Chief      1995     179,375         0          --      45,000         1,613
 Financial
 Officer
Frederick G.
 Wohlschlaeger  1997(5)   77,083    64,864          --      25,000           370
 Senior Vice
 President,     1996           0         0          --         --              0
 General
 Counsel and    1995           0         0          --         --              0
 Secretary
James E.
 Condon         1997     132,459    35,848       19,300      7,500         1,436
 Vice Presi-
 dent,          1996     126,500    27,662        6,732      5,000         1,351
 Treasurer      1995     126,291         0          --      10,000         1,249
Frank A.
 Brenner,       1997(6)  125,375         0          --           0         1,128
 Former Vice
 President,     1996     160,750    34,394        6,732      5,000         1,530
 Marketing
 Services       1995     160,104         0          --      10,000         1,490

--------
(1) Includes amounts paid and deferred.
(2) These amounts represent the total of bonuses earned under the Management Incentive Plan and special bonuses awarded for the achievement of the Corporation's goal to reduce operating expenses as a percentage of sales. The amounts earned under the Management Incentive Plan for fiscal 1997 were: Mr. Hand, $640,557; Mr. Patel, $478,282; and Mr. Morgan, $153,022;
    and expense goal achievement bonuses awarded were: Mr. Hand, $155,000; Mr. Patel, $145,000; and Mr. Morgan, $45,000.
(3) The dollar amount shown equals the number of shares of restricted stock multiplied by the stock price on the grant date. This valuation does not take into account the diminution in value attributable to the restrictions placed on the shares. On July 9, 1997, the following restricted shares were awarded to the Named Executive Officers and vest on the first to occur of (i) July 9, 2007; (ii) the closing stock price on the New York Stock Exchange exceeds $11.50 for 30 consecutive calendar days; (iii) retirement at age 65; or (iv) with the consent of the Compensation
    Committee: Mr. Hand, 30,000; Mr. Patel, 25,000; Mr. Morgan, 10,000; and Mr. Condon, 2,500. The number and value of aggregate restricted stock holdings at the end of fiscal year 1997 were: Mr. Hand, 55,000 ($446,875); Mr. Patel, 45,000 ($365,625); Mr. Morgan, 17,500 ($142,188); Mr.
    Wohlschlaeger, 0 ($0); Mr. Condon, 2,500 ($20,313); and Mr. Brenner, 0
    ($0).
(4) These amounts represent the Corporation's contributions to the Hartmarx Employee Stock Ownership Plan and premiums paid for term life insurance. The amounts contributed to the Plan in 1997 were: Mr. Hand, $800; Mr. Patel, $800; Mr. Morgan, $800; Mr. Wohlschlaeger, $0; Mr. Condon, $800; and Mr. Brenner, $636. The premiums for term life insurance in 1997 were:
    Mr.

   Hand, $3,106; Mr. Patel, $2,292; Mr. Morgan, $1,026; Mr. Wohlschlaeger, $370; Mr. Condon, $636; and Mr. Brenner, $492.
(5) Mr. Wohlschlaeger's employment with the Corporation commenced on July 1,
    1997.
(6) Mr. Brenner retired from the Corporation on November 30, 1997.

EMPLOYMENT AND SEVERANCE AGREEMENTS

  Effective August 1, 1996, the Corporation entered into separate employment and severance agreements with each of Messrs. Hand, Patel and Morgan, replacing existing agreements with each of them. The Corporation also entered into separate employment and severance agreements with Mr. Wohlschlaeger effective July 1, 1997. The employment agreements are for an initial term expiring December 31, 1998, and automatically renew for an additional two year period unless cancelled in accordance with their terms. They provide that Messrs. Hand, Patel, Morgan and Wohlschlaeger will receive annual salaries at least equal to their respective annual salaries on the date the agreements were signed (with increases to be determined by the Compensation and Stock Option Committee of the Board of Directors), and provide for participation in the Management Incentive Plan ("MIP"), described below, and in any other fringe benefits, including any long- term incentive plan, available to key executives. In the event that any of these executives is discharged without cause or resigns with good reason, which includes resignation due to a change in duties or cancellation of his employment agreement prior to December 31, 2000, the executive will be entitled to continuation of salary and fringe benefits for 24 months. In addition, all unpaid incentive compensation under the MIP (including all contingent compensation which would have been payable for the full fiscal year in which such executive's employment is terminated and for the following fiscal year) is to be paid as and when MIP payments are made to other MIP participants for such periods. All unpaid incentive compensation under any long-term incentive plan (including all contingent compensation which would have been payable for uncompleted performance periods) becomes immediately payable; and all stock options and restricted stock granted to such executive under the Corporation's stock option plans become immediately exercisable and fully vested, as the case may be.

  The severance agreements are for an initial period ending December 31, 1997 (the initial term under Mr. Wohlschlaeger's severance agreement ends on December 31, 1998), and, commencing January 1, 1998, renew for successive periods of one year unless notice of non- renewal is given by the Corporation or executive not later than the immediately preceding July 15. Pursuant to the severance agreements, the Corporation has agreed to pay each executive severance benefits in the event the executive's employment is terminated within 24 months following a change in control of the Corporation for any reason other than (i) death, disability or retirement, (ii) cause, or (iii) resignation without good reason. The severance payment, payable as a lump sum in lieu of the salary continuation, bonus and long-term incentive compensation payments described above, would equal three times the higher of executive's annual base salary as of the date the executive's employment is terminated and executive's annual base salary in effect immediately prior to the change in control plus three times two-thirds of the executive's maximum bonus opportunity under the MIP for such year. In addition, all stock options and restricted stock granted to such executive under the Corporation's stock option plans would become immediately exercisable and fully vested, as the case may be, and the executive would also be entitled to receive any unpaid contingent or other incentive compensation in the same manner as described above. All such amounts would be due and payable within ten days of the date of termination. Fringe benefits would continue to be provided for a period of 36 months. In the event that total severance benefits to be received by the executive in connection with a change in control would be subject to any excise tax imposed under Section 4999 of the Internal Revenue Code, then the Corporation shall pay to executive an additional amount such that after deduction of any excise tax on such severance benefits and any federal, state and local income and employment taxes and excise tax on such additional amount, the net amount retained by executive shall be equal to the severance benefits to be paid to such executive.

  Mr. Condon has agreed to remain in the employ of the Corporation, subject to the Corporation's agreement to pay him severance benefits if such employment is terminated within 24 months following an actual change in control for any reason other than (i) death, disability or retirement, (ii) for cause, or
(iii) resignation without good reason. Generally, the severance payment, net of additional amounts agreed to be paid by the Corporation, if necessary, in respect of any excise tax imposed by Section 4999 of the Internal Revenue Code on such severance benefits (and any federal, state and local taxes on such additional amounts), would equal one and one-half times his average annual compensation for the three calendar years immediately preceding the year in which the change in control occurs; and he would also be entitled to receive any appreciation in the value of Common Stock covered by stock options theretofore granted to him under the Corporation's stock option plans (whether or not then fully exercisable).

                              STOCK OPTION GRANTS

  The following tables provide information on the Named Executive Officers' option grants in fiscal 1997, option exercises in fiscal 1997 and the value of unexercised options at November 30, 1997.

                                                                          Potential
                                                                         Realizable
                                                                          Value at
                                                                       Assumed Annual
                                                                       Rates of Stock
                                                                            Price
                                                                        Appreciation
                                                                         for Option
                          Individual Grants                                Term(1)
---------------------------------------------------------------------- ---------------
                                      Percent
                                     of Total
                                      Options
                         Number of    Granted
                         Securities     to
                         Underlying  Employees Exercise or
                          Options    in Fiscal  Base Price  Expiration
     Name                 Granted     Year(2)  ($/Share)(3)    Date    5% ($)  10% ($)
     ----                ----------  --------- ------------ ---------- ------- -------
Elbert O. Hand..........   30,000(4)    7.9        7.72     07/08/2007 145,652 369,111
Homi B. Patel...........   25,000(4)    6.6        7.72     07/08/2007 121,377 307,592
Glenn R. Morgan.........   15,000(4)    4.0        7.72     07/08/2007  72,826 184,555
Frederick G.
 Wohlschlaeger..........   25,000(5)    6.6        8.06     06/30/2007 126,722 321,139
James E. Condon.........    7,500(4)    2.0        7.72     07/08/2007  36,413  92,278

                     OPTION GRANTS IN THE LAST FISCAL YEAR

--------
(1) The amounts shown above for each of the Named Executive Officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full ten year term of the options, as required by applicable regulations of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and common stock holdings will be dependent on the future performance of the Corporation and overall stock market conditions.
(2) The Corporation granted options representing 378,000 shares to employees in fiscal 1997. No stock appreciation rights were granted in tandem with these options.
(3) The exercise price may be paid by delivery of already owned shares and the withholding obligations related to exercise may be paid by offset of the underlying shares subject to certain conditions. The fair market value on the date of grant of the shares underlying the July 9 options was $7.72 per share, except that the fair market value on the date of grant of the shares underlying the options granted to Mr. Wohlschlaeger on July 1, 1997, was $8.06 per share.
(4) These options were granted on July 9, 1997, become fully exercisable on July 9, 1998, and are subject to termination between 90 days to three years following termination of employment in certain events.
(5) These options were granted on July 1, 1997, and become exercisable in a thirty-three percent (33%) installment on July 1, 1998, and in a thirty-four percent (34%) installment on July 1, 1999, with full vesting occurring on July 1, 2000, and are subject to termination between 90 days to three years following termination of employment in certain events.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                          Shares              Number of Securities    Value ($) of Unexercised
                         Acquired            Underlying Unexercised    In-the-Money Options at
                            on    Value ($) Options at Nov. 30, 1997        Nov. 30, 1997
     Name                Exercise Realized  Exercisable/Unexercisable Exercisable/Unexercisable
     ----                -------- --------- ------------------------- -------------------------
Elbert O. Hand..........     0         0         382,759/55,000            970,120/84,025
Homi B. Patel...........     0         0         277,576/48,333            687,219/77,207
Glenn R. Morgan.........     0         0          78,041/23,333            184,493/30,023
Frederick G.
 Wohlschlaeger..........     0         0               0/25,000                  0/ 1,625
James E. Condon.........     0         0          28,260/ 7,500             63,747/ 3,038
Frank A. Brenner........     0         0          29,218/     0             66,501/     0

PENSION PLAN

  The Hartmarx Retirement Income Plan (the "Plan"), a trusteed plan, provides for contributions to be made by the Corporation and designated affiliates on an actuarial basis, and provides for defined benefits in the event of retirement after certain age and service requirements have been met. Survivor benefits are also provided in the event of a participant's death after certain other age and service requirements are met. Regular eligible employees of the Corporation or a designated affiliate who participate in The Hartmarx Savings-Investment Plan, a trusteed defined contribution plan, automatically participate in the Plan. Normal retirement age under the Plan is 65 and early retirement at any time after a vested participant attains age 55 results in actuarially reduced benefits. Maximum benefits under the Plan are based upon 50% of the highest average annual earnings (base salary, commissions, bonus and overtime), up to $235,840 (reduced to $150,000 for annual earnings after 1993, and to $160,000 for annual earnings after 1996), paid to an employee for any five consecutive years included within the final 10 consecutive years of employment by the Corporation (or subsidiary adopting the Plan), less 50% of the primary Social Security benefit, for 30 years of service, prorated downward to one-sixth of such benefits for the minimum of five years normally required for vested rights.

  The following table shows the estimated annual benefits payable upon retirement at age 65 to participants in the Plan, in specified classifications as to compensation and years of service. These single-life benefits are actuarially reduced when the spouse is named as joint annuitant or if the employee withdraws his or her pre-1984 contributions to the Plan prior to retirement. In certain instances, benefits are subject to limitations imposed by the Employee Retirement Income Security Act of 1974, as amended. The Corporation has authorized additional non-qualified pension payments based upon the benefits which could have been earned in accordance with the formula described in the previous paragraph but for the application of such limitations. Compensation covered by the Plan for the Named Executive Officers generally corresponds with the earned salary, bonus and cash portion of any long-term incentive payout shown in the Summary Compensation Table. Full years of service credited under the Plan as of November 30, 1997, were 28 for Mr. Hand, 17 for Mr. Patel, 16 for Mr. Morgan, 0 for Mr. Wohlschlaeger, 13 for Mr. Condon, and 19 for Mr. Brenner.

   Average Annual Earnings                 Years of Credited Service
 (Highest 5 Years of Last 10   -------------------------------------------------
            years)               5      10      15      20      25    30 or more
 ----------------------------  ------ ------- ------- ------- ------- ----------
 $  200,000..................  15,325  30,649  46,974  61,299  76,623   91,948
    250,000..................  19,491  38,983  58,474  77,965  97,457  116,948
    300,000..................  23,658  47,316  71,974  94,632 118,290  141,948
    350,000..................  27,825  55,649  83,474 111,299 139,123  166,948
    400,000..................  31,991  63,983  95,974 127,965 159,957  191,948
    450,000..................  36,158  72,316 108,474 144,632 180,790  216,948
    500,000..................  40,325  80,649 120,974 161,299 201,623  241,948
    550,000..................  44,491  88,983 133,474 177,965 222,457  266,948
    600,000..................  48,658  97,316 145,974 194,632 243,290  291,948
    650,000..................  52,825 105,649 158,474 211,299 264,123  316,948
    700,000..................  56,991 113,983 170,974 227,965 284,957  341,948
    800,000..................  65,325 130,649 195,974 261,299 326,623  391,948
    900,000..................  73,658 147,316 220,974 294,632 368,290  441,948
  1,000,000..................  81,991 163,983 245,974 327,965 409,957  491,948

                     REPORT OF THE COMPENSATION COMMITTEE

EXECUTIVE COMPENSATION PROGRAM

 Compensation Committee Approach

  The Compensation and Stock Option Committee (the "Compensation Committee"), which is composed of four independent directors of the Corporation, sets executive compensation levels and establishes and administers short-term and long-term incentive programs based upon a set of guiding principles. These principles, which are designed to align executive compensation with management's execution of business strategies and initiatives as well as the achievement of long-term financial performance and growth in shareholder values, are as follows:

 . Integration of the elements of the compensation package into a reward program which will attract and retain key executives critical to the long-term success of the Corporation.

 . Awarding of short-term incentives on terms closely tied to operating unit performance and based upon the achievement of business goals for the performance period.

 . Alignment of executive and shareholder interests through a stock-based long-term incentive program which will reward executives for enhancement of shareholder values.

  In determining the appropriate levels of executive compensation for fiscal 1997, the Compensation Committee took into account both the Corporation's financial performance for the year and the executive group's achievement of improved profitability. Future compensation will continue to be closely tied to performance and its impact on the growth in shareholder value.

  The total compensation program consists of three components:

 Base Salary

  The base salaries and salary ranges for executives are determined in relation to competitive market data provided in national executive compensation surveys and subject to periodic review by independent compensation consultants. Compensation surveys utilized include the Management Compensation Services (a Division of Hewitt Associates) Project 777 Executive Compensation Study containing information from 329 manufacturing companies ranging in sales from $100 million to over $8 billion; the Hay Executive Compensation Report including information from 559 operating units of 400 industrial organizations (32% nondurable manufacturing, 32% durable manufacturing, 33% non-manufacturing) ranging in sales from less than $300 million to over $10 billion; and the American Apparel Manufacturers' Association Management Compensation Study based upon information from 32 apparel manufacturing companies ranging in sales from less than $100 million to over $4 billion. Salary ranges are reviewed on an annual basis and adjusted as warranted to maintain a competitive position of slightly above the median survey results.

  Salaries are reviewed on an annual basis and salary changes are based upon individual performance and position in salary ranges within the context of an annual salary budget. The salary budget is determined in relation to competitive market data provided in national salary planning surveys and the financial performance of the Corporation and its operating units. Salary planning surveys utilized include those conducted by the American Compensation Association, Hewitt Associates, William M. Mercer, Sibson & Company, Towers Perrin and The Wyatt Company. If the financial performance of the Corporation results in achieving sales and earnings targeted in the business plan, the overall salary budget is established at the survey national average and is allocated to operating units based upon the level of achievement of their individual business plans.

  In fiscal 1996, sales and earnings were achieved in accordance with the business plan and an overall salary budget of 3.9% was administered for 1997. Better performing operating units had higher salary budgets while those with lower performance had less. Actual salary increases averaged 3.3% throughout the Corporation. Above average salary increases were awarded in January to Messrs. Patel, Morgan and Condon in recognition of their individual contributions to the improved profitability of the Corporation. Mr. Wohlschlaeger joined the Corporation in July of 1997 and

Mr. Brenner retired at the end of the fiscal year. The salary of the Chief Executive Officer is separately discussed below.

  The employment agreements for Messrs. Hand, Patel and Morgan provide for their respective annual salaries to be at least equal to their annual salaries for 1996, and for Mr. Wohlschlaeger, equal to his 1997 salary. Salaries for the Named Executive Officers are slightly below average competitive levels, with the competitiveness of the overall compensation package significantly dependent upon the reward opportunities created by achievement of objectives under the Corporation's short-term and long-term incentive plans.

 Short-Term Incentives

  Executives are eligible for annual bonuses under the Management Incentive Plan ("MIP"). Effective in fiscal 1997, incentive opportunities for Messrs. Hand, Patel, Morgan and Wohlschlaeger were restructured as a result of a competitive market analysis conducted by Frederic W. Cook & Co., an independent compensation consulting firm. Incentive opportunities for the remaining Management Incentive Plan participants have been restructured for fiscal 1998 based on competitive market data as provided in the aforementioned national executive compensation surveys and recommendations from Frederic W. Cook & Co. Awards are based upon the achievement of financial goals established for individual operating units and on a consolidated basis in accordance with the Corporation's business plan. Individual awards for corporate executives are based upon the achievement of both consolidated and operating unit goals weighted according to sales volume. Operating unit executives are measured on the goals appropriate to the unit within which they report with unit heads also accountable for consolidated goals. For fiscal 1997, 40 executives participated in the plan. Corporate executives were measured on consolidated pre-tax income and operating unit sales-weighted earnings before interest and taxes and adjusted net asset goals. Operating unit executives were measured on earnings before interest and taxes, sales and adjusted net asset goals with unit heads also measured on consolidated pre-tax income. No bonuses would have been earned if the Corporation had not achieved positive income results. Bonuses paid for 1997 averaged 38.7% of eligible salaries and 72.0% of maximum incentive opportunities.

 Long-Term Incentives

  Executives are eligible for awards of stock options and/or restricted stock under the Corporation's 1995 Incentive Stock Plan. Awards are determined in relation to competitive practice and an individual's position. In July, under the Long Term Incentive Plan, selected senior executives received a combination of stock option grants utilizing length of service vesting and restricted stock awards utilizing performance based vesting whereby increments of the award will vest when the stock price exceeds a certain level for thirty consecutive calendar days. Messrs. Patel, Morgan and Condon received such awards. The amount and terms of the options already held by the Named Executive Officers, as well as competitive practice, was taken into consideration in determining the size of the awards. As reflected in the Table of Option Grants In The Last Fiscal Year, one stock option grant was awarded to each of the Named Executive Officers at an exercise price equal to the fair market value of the Corporation's stock on the date of the grant.

 Chief Executive Officer Compensation

  The Compensation Committee increased the salary of the Chief Executive Officer 6.2% to $600,000 on January 1, 1997. The determination of the Chief Executive Officer's salary was based upon the salary range for the position, the salary budget established for 1997 and in recognition of Mr. Hand's leadership in achieving continued improvement in the financial performance of the Corporation. Mr. Hand's salary remains somewhat below average when compared to other Chief Executive Officers of organizations in the same sales volumes as reported in the national surveys analyzed. His fiscal 1997 MIP bonus award was based upon the achievement of consolidated pre-tax income and sales-weighted individual operating unit achievement of earnings before interest and taxes and adjusted net asset goals. The Chief Executive Officer received a stock option grant and a restricted stock award from the Corporation's 1995 Incentive Stock Plan, described above. These awards provide an incentive for future performance and the enhancement of shareholder value.

  The Compensation Committee has reviewed the provisions of the Omnibus Budget Reconciliation Act of 1993 as they relate to limitations on tax deductibility for certain compensation exceeding $1 million for Named Executive Officers. Based upon regulations issued by the Internal Revenue Service, the Committee believes that gains from the exercise of outstanding stock options or future options will be exempted from this deduction limitation.

  It is the intention of the Compensation Committee, to the extent consistent with sound compensation policy and incentive program design, that compensation for the Named Executive Officers be provided in such a way as to remain tax deductible for the Corporation. It is possible, however, that certain types of compensation awarded to members of the executive group would not qualify as wholly deductible under applicable tax law if otherwise in excess of the general deduction limitation. The Committee will continue to review and respond to the relevant tax law and regulations as appropriate.

                            COMPENSATION COMMITTEE

                          Raymond F. Farley, Chairman
                A. Robert AbboudJeffrey A. ColeCharles Marshall

                               PERFORMANCE GRAPH

 TOTAL CUMULATIVE SHAREHOLDER RETURN FOR FIVE-YEAR PERIOD ENDING NOVEMBER 30,
                                     1997

                                     LOGO

                    Hartmarx Corp.    S&P 500    Peer Group
            -----------------------------------------------
            1992               100        100           100
            1993            124.44     110.08         98.38
            1994             95.56     111.26         96.97
            1995                80     152.34         94.06
            1996             93.33      194.8        110.08
            1997            144.44     249.92        132.05

  The Peer Group consists of: Crystal Brands, Inc., Genesco, Inc., Hartmarx Corporation; Oxford Industries, Inc.; Russell Corporation; and Spring Industries, Inc. However, due to the suspension of trading on its stock on 9/30/94 following its filing for bankruptcy, Crystal Brands, Inc. has been excluded from peer group returns for 1994, 1995, 1996 and 1997.

                      ITEM (2)--1998 INCENTIVE STOCK PLAN

  The Board of Directors has approved, and recommends that the stockholders adopt, the 1998 Incentive Stock Plan (the "1998 Incentive Plan" or the "Plan"). The Board believes that the 1998 Incentive Plan will aid the Corporation in attracting and retaining key personnel of outstanding ability and will promote the interests of the Corporation and its stockholders by providing key employees with an opportunity to acquire a proprietary interest in the Corporation and thereby to develop a stronger incentive to put forth maximum effort for the continued success and growth of the Corporation and its subsidiaries. The Board also notes that there exist an insufficient number of shares available for future grants under the existing plan. The 1998 Incentive Plan has been designed so that certain stock awards to senior executives will constitute performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

  The affirmative vote of the majority of shares of Common Stock voting at the meeting is required for adoption of the 1998 Incentive Plan. If approved, the 1998 Incentive Plan will become effective immediately. The material provisions of the 1998 Incentive Plan and other information relating to the Plan are described below.


SHARES AVAILABLE

  The 1998 Incentive Plan authorizes a total of 1,675,000 shares of Common Stock of the Corporation ("Shares") to be granted as options, Stock Appreciation Rights ("SARs") and Restricted Stock Awards ("RSAs"); however, no more than 500,000 Shares may be subject to RSAs. The aggregate number of Shares represented by awards granted to any single individual will not exceed 500,000 shares over any consecutive three year period. Shares which are currently available for grant or become available for grant under the 1995 Incentive Stock Plan (the "1995 Plan") of the Corporation will be added to the aggregate number of Shares authorized under the 1998 Incentive Plan and all subsequent grants will be made pursuant to the terms of the Plan. As of November 30, 1997, 35,921 shares were available for grant under the 1995 Plan.

  Shares which are subject to awards that are forfeited, expire or are canceled will remain available for the granting of other awards. If an individual tenders any Shares as full or partial payment to the Corporation in connection with any exercise of a stock option, the number of Shares available under the Plan will increase by the number of Shares tendered. If an individual settles an SAR in cash, the Shares covered by such award will remain available for other awards under the Plan. In addition, any Shares that are issued by the Corporation, and any awards that are granted through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity will not be counted against the Shares available for awards under the Plan. All shares available under the 1998 Incentive Plan are subject to adjustments that may be made for a merger, recapitalization, stock dividend, stock split or other similar change affecting the number of outstanding Shares.

ADMINISTRATION

  The 1998 Incentive Plan will be administered by a Committee of the Board of Directors (the "Committee"), which is comprised of two or more non-employee members, who will qualify to administer the Plan as contemplated by Rule 16b-3 under the Securities and Exchange Act of 1934 (the "1934 Act") and Section 162(m) of the Code. The Committee will have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it deems necessary or proper, including, but not limited to, selecting award recipients, establishing all award terms and conditions, amending award terms and conditions and adopting procedures and regulations governing such awards.

ELIGIBILITY

  Awards may be granted to employees of the Corporation and its subsidiaries, as selected from time to time by the Committee, who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Corporation and in consideration of competitive practices. Eligible employees include officers of the Corporation who are directors but directors who are not employees of the Corporation will not be eligible to receive awards under the Plan. Employees may also include employees of an entity acquired by or merged into the Corporation pursuant to the assumption, replacement or substitution of awards previously issued by such entity.

TYPES OF AWARDS

  Awards may be granted singly, in combination or in tandem and may be the payment form for grants or rights under any other employee or compensation plan of the Corporation, including any long term incentive plan which the Corporation presently has in effect or which the Corporation may subsequently adopt.

  Options granted under the Plan may be in the form of incentive stock options ("ISOs") which comply with Section 422 of the Code, provided, however, that the number of Shares covered by awards in the form of ISOs will not exceed 1,000,000. ISOs are, generally, identical to other options but have different tax consequences to the optionee and the Corporation. The purchase price per Share for each stock option will be not less than 100% of the fair market value on the date of grant. Fair market value is defined for all purposes under the Plan as the average of the high and low prices of a Share as reported in The Wall Street Journal or similar readily available public source. Shares covered by stock options may be purchased at the time of exercise by cash payment or such other method permitted by the Committee. The Committee may grant stock options that provide for the grant of a subsequent restoration stock option if the exercise price has been paid for by tendering Shares to the Corporation.

  SARs will be payable in cash, Shares or a combination of both and will be equal to the excess of the fair market value of a specified number of Shares on the exercise date over the fair market value of such Shares on the grant date, except that SARs granted retroactively in tandem with or in substitution for a stock option will be valued no lower that the fair market value on the date such stock option was granted.

  RSAs may be made in Shares or denominated in units equivalent in value to Shares and will be subject to such conditions and restrictions as are established by the Committee.

  The Committee may provide that any awards under the Plan earn dividend or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to an individual's account.

  The benefits and amounts to be received under the Plan are not presently determinable as no awards, contingent on Stockholder approval of the Plan, have been made, and the Plan grants the Committee broad discretion in determining the nature, size and terms of awards. However, if the 1998 Incentive Plan is approved, it is likely that the Committee will continue to make awards of options to a group of eligible employees selected annually from key employees of the Corporation and its subsidiaries. In addition, the Corporation has in effect a stock-based long term incentive plan for a significantly smaller group of the Corporation's most senior executives which provides for larger individual grants based on performance criteria, including growth in stockholder value, over a longer term.

PAYMENTS

  Payment of the awards may be in the form of cash, Shares, other awards or combinations thereof as the Committee will determine and with such restrictions as the Committee may impose. The Committee also may require or permit participants to elect to defer the issuance of Shares or the settlement of awards in cash under such rules and procedures as it may establish under the Plan.

RESTRICTIONS ON TRANSFERABILITY

  Except as otherwise provided by the Committee in the award document, awards shall not be transferable except as designated by a participant by will or the laws of descent and distribution or pursuant to a domestic relations order. The Committee may provide for the transferability of particular awards: by gift or other transfer to (A) any trust or estate in which the original award recipient or such person's spouse or other immediate relative has a substantial beneficial interest or (B) a spouse or other immediate relative.

AMENDMENT AND TERMINATION

  The Board of Directors may amend, suspend or terminate the 1998 Incentive Plan provided that no such amendment, suspension or termination may, without the consent of the individual to whom any award will have been previously granted, adversely affect the rights of such individual under such award and, provided further that the Committee may not, without further shareholder approval, materially increase the number of Shares available for issuance or cause the Plan to fail to comply with Section 16b-3 of the 1934 Act or Section 162(m) of the Code. The term of the Plan is indefinite.

FEDERAL INCOME TAX TREATMENT

  Under the present Code, the Federal income tax consequences of the grant and exercise of options to purchase Shares, and the sale of such Shares, will depend upon whether or not the option is an incentive stock option. No tax is imposed on the grantee, and no deduction is available to the Corporation, at the time of grant of an option or an SAR. Upon the exercise of an option (other than an incentive stock option) or an SAR, generally the grantee will be treated as receiving compensation (and the Corporation will be entitled to a deduction) equal to the excess of the fair market value of the related shares at the time of exercise over the exercise price. If Shares are delivered by the optionee in exercise of an option (other than an incentive stock option), no amount will be includable in the optionee's gross income with respect to the number of shares received, up to the number delivered, and the optionee's basis in the number of shares so acquired will be the same as his basis in the number of shares delivered; the fair market value of any additional shares so received will be includable in the optionee's gross income and this amount will become the basis for those shares. According to proposed regulations issued by the Internal Revenue Service, the fair market value of any additional shares received upon the exercise of an incentive stock option by delivery of Shares would not be includable in the optionee's gross income and the optionee's basis for such additional shares will be zero.

  Upon the exercise of an incentive stock option no tax is imposed on the optionee, and no deduction is available to the Corporation, if the optionee was an employee of the Corporation or a subsidiary within three months prior to the date of exercise (or within one year if the optionee is disabled), and does not sell the shares thereby acquired less than two years from the date of grant or one year from the date of exercise. If a deceased optionee's estate exercises an incentive stock option, the employment and holding periods are inapplicable. However, the excess of the fair market value of incentive stock option shares at the time of exercise over the option price for such shares will be an item of tax preference for the optionee at the time of exercise, and upon the sale of such shares following expiration of the applicable holding period, the excess of the sales proceeds over the exercise price will be treated as a capital gain to the optionee, and no tax deduction will be available for the Corporation. Except as discussed above, if an optionee sells such shares prior to the expiration of the applicable holding periods (or if the option is otherwise disqualified from receiving incentive stock option treatment), the federal income tax consequences of the grant and exercise of the incentive stock option and the sale of such shares will be the same as those applicable to other options for both the optionee and the Corporation.

  Ownership of shares covered by RSAs granted under the Plan will be subject to a "substantial risk of forfeiture" within the meaning of the Code. The grantee will be treated as receiving compensation (and the Corporation will be entitled to a deduction, subject to the limitations of Section 162(m) of the
Code) equal to the fair market value of the shares on the date such restrictions lapse. Any payments to the grantee in respect of dividends otherwise payable on shares still subject to restrictions under the Plan will also be treated as compensation and a corresponding deduction will be available to the Corporation. Under certain circumstances, however, an RSA will be taxable and a corresponding deduction will be available to the Corporation at the time the RSA is granted. In this event, payments to the grantee in respect of dividends will not be deductible by the Corporation. The difference between the amount received upon the sale or other transfer of shares previously subject to restrictions and the fair market value on the date the restrictions lapse (or the date of the grant of the RSA) will be treated as a short-term or long-term capital gain or loss under the Code depending upon the length of time such shares are held after the RSA is first taxable to the grantee.

  The February 20, 1998 closing price of the Corporation's Common Stock on the New York Stock Exchange--Composite Transactions was $8.00.

          THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF
                 THE ADOPTION OF THE 1998 INCENTIVE STOCK PLAN

                               NEW PLAN BENEFITS

  As of the date of this Proxy Statement, no awards have been made under the 1998 Incentive Stock Plan. Because awards will be authorized by the Committee, the benefits or amounts to be received under the 1998 Incentive Stock Plan by any particular employee or group of employees are not presently determinable.

                       ITEM (3)--APPOINTMENT OF AUDITORS

  Stockholders will be asked to ratify the appointment of Price Waterhouse LLP, certified public accountants, as independent auditors of the accounts of the Corporation and its subsidiaries for the 1998 fiscal year. Price Waterhouse has been regularly engaged in this capacity by the Corporation for over 80 years. A representative of Price Waterhouse will attend the Annual Meeting where he will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions. Stockholder ratification is not required; however, the Corporation considers such ratification to be a desirable practice and if the affirmative vote is less than a majority of the shares represented at the meeting, the Board would reconsider the appointment.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF
                RATIFICATION OF THE APPOINTMENT OF THE AUDITORS

                 SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

                                                            Shares Subject
                          Beneficial      DDSA     Other    to Acquisition   Percentage
Name                      Ownership     Units(1) Ownership  Within 60 Days    of Class
----                      ----------    -------- ---------  --------------   ----------
A. Robert Abboud........     47,841(1)   1,781       --            8,733           *
Samawal A. Bakhsh.......      2,633(1)     300       --            2,633           *
Jeffrey A. Cole.........     37,488(1)   1,226       --           36,238           *
Raymond F. Farley.......     42,135(1)   1,781       --           42,135           *
Elbert O. Hand..........    525,149(2)     --        300(3)      462,759(2)     1.53%(2)
Donald P. Jacobs........     55,874(1)   1,781     3,000(4)       43,497           *
Charles Marshall........     54,162(1)   1,781       --            8,733           *
Homi B. Patel...........    416,179(2)     --        --          345,909(2)     1.22%(2)
Michael B. Rohlfs.......      5,744(1)     300       --            5,744           *
Stuart L. Scott.........     46,204(1)     --        --           31,204           *
Glenn R. Morgan.........    132,280(2)     --        --          103,874(2)        *
Frederick G.
 Wohlschlaeger..........      2,800        --        --                0           *
James E. Condon.........     51,788(2)     --        --         30,760(2)          *
Frank A. Brenner........     39,249(2)     --        --         29,128(2)          *
All Directors and Execu-
 tive Officers as a
 Group (16 persons).....  1,517,238(2)   9,700     3,300     1,191,077(2)       4.43%(2)

--------
  *Less than 1%.

(1) Includes Director Deferred Stock Awards ("DDSAs"). DDSAs are granted under the 1995 Stock Plan for Non-Employee Directors, and were granted under the Corporation's 1988 stock option plan, and consist of share units credited to an account for each Outside Director, each unit representing one share of Common Stock. Each Outside Director is granted 150 DDSA units on each date of election to the Board. Upon the director's death, disability or termination of Board service, whole units become payable in shares of Common Stock and any fractional units become payable in cash.

(2) Includes all shares actually or potentially subject to acquisition through the exercise of stock options within 60 days: either of vested options or of options which vest when the closing stock price on the New York Stock Exchange exceeds $10 for 30 consecutive calendar days. All options are granted at the market price on the date of grant and are not discounted. Also includes shares of restricted stock which vest when the closing stock price exceeds $9 or $11.50, respectively, for 30 consecutive calendar days. The beneficial ownership of all directors and executive officers as a group includes 1,191,077 shares (3.48%) which are actually or potentially subject to acquisition within 60 days through the exercise of stock options, the vesting of restricted stock awards, or the settlement of DDSAs.

(3) 100 shares held by Mr. Hand's wife; and 200 shares in the name of Mr. Hand as custodian for his child.

(4) Shares held by Mr. Jacobs' wife.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The Corporation believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 were complied with in fiscal 1997, except that Linda J. Valentine, Vice President, Compensation & Benefits of the Corporation, filed one late Form 4 reporting an open market sale of 1,791 shares of the Corporation's Common Stock in May, 1997, and inadvertently failed to report an April, 1996 loan transaction with the Corporation's 401(k) plan involving the Corporation's Common Stock.

                           OWNERSHIP OF COMMON STOCK

  Beneficial owners of more than five percent of the Corporation's Common Stock, as shown by information received by the Corporation, are listed below*:

                                          Amount and Nature of
                                          Beneficial Ownership
                               ------------------------------------------
                                 Voting Power   Investment Power
                               ---------------- ---------------- Percent
     Name and Address of
       Beneficial Owner          Sole    Shared   Sole    Shared of Class
     -------------------       --------- ------ --------- ------ --------
Abdullah Taha Bakhsh
 c/o Traco,
 P.O. Box 459,
 Jeddah, Saudi Arabia......... 5,213,810        5,213,810          15.2(1)
CTC Illinois Trust Company,
 Trustee
 of the Corporation's Savings-
 Investment Plan and ESOP,
 209 W. Jackson Blvd.,
 Chicago, Illinois 60606......       --   --          --   --        --(2)
Norwest Corporation
 Norwest Center,
 Sixth and Marquette,
 Minneapolis, Minnesota 55479. 1,869,625        1,866,300  225      5.5(3)
Sasco Capital, Inc.
 10 Sasco Hill Road
 Fairfield, Connecticut 06430. 1,709,600        3,252,900           9.5(4)

--------
  * On December 31, 1997, the Corporation had outstanding 34,217,134 shares of common stock.

(1) The shares are held of record by Emerson Investments, Ltd. ("Emerson"). Emerson has represented to the Corporation that it is wholly-owned by Mr. Bakhsh and that he has sole power to direct the vote and disposition of Emerson's shares.

(2) CTC Illinois Trust Company acts as Trustee of The Hartmarx Savings-Investment Plan and the Hartmarx Employee Stock Ownership Plan ("ESOP"). At December 31, 1997, the Trustee held 1,389,753 shares (4%) for the Savings-Investment Plan and 609,873 shares (1.8%) for the ESOP. The Trustee votes all shares held by the respective Plan Trusts proportionally as directed by participants' instructions, except that shares held in certain participant sub-accounts in the ESOP are voted only as directed by participants' instructions.

(3) The aggregate amount beneficially owned at December 31, 1997, was 1,869,625 shares, which includes 1,859,600 shares deemed to be beneficially owned by Norwest Bank Colorado, a National Association and a subsidiary of Norwest Corporation. Norwest Corporation has represented to the Corporation that these shares are held in a fiduciary or representative capacity, and that for purposes of the reporting requirements of the Securities Exchange Act of 1934, Norwest and its subsidiaries are deemed to be beneficial owners of such shares; however, Norwest and its subsidiaries have expressly disclaimed that they are, in fact, the beneficial owners of such shares.

(4) The aggregate amount beneficially owned at December 31, 1997 was 3,252,900 shares.

                         PROPOSALS BY SECURITY HOLDERS

NOMINATIONS FOR THE BOARD OF DIRECTORS

  The Corporation's By-Laws provide that written notice of proposed stockholder nominations for the election of directors at an Annual Meeting must be given to the Secretary of the Corporation no earlier than December 15 and no later than February 15 immediately preceding the meeting, and with respect to an election to be held at a special meeting of stockholders for the election of directors, no later than the close of business on the fifteenth day following (i) the date on which notice of such meeting is first given to stockholders or (ii) the date on which public disclosure of such meeting is first made, whichever is earlier. Notice to the Corporation from a stockholder who proposes to nominate a person for election as a director must contain certain information about that person, including age, business and residence addresses and such other information as would be required to be included in a proxy statement soliciting proxies to nominate that person. The notice shall also contain the consent of the nominee to serve as a director if so elected. If the Chairman of the Annual Meeting determines that a person was not nominated in accordance with the foregoing procedures, such person shall not be eligible for election.

OTHER PROPOSALS

  Any proposal which a security holder intends to call upon the Corporation to include in its 1999 Proxy Statement must be received at the principal office of the Corporation no later than October 31, 1998.

  In addition, the Corporation's By-Laws require that written notice of proposals to be presented at an Annual Meeting be delivered to the Secretary of the Corporation at its principal executive offices no earlier than December 15 and no later than February 15 immediately preceding the meeting. Such notice to the Corporation must set forth (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. If the Chairman of the Annual Meeting determines that business was not properly brought before the meeting in accordance with the foregoing procedures, such business shall not be transacted.

                                 OTHER MATTERS

  The Board knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgment on such matters.

                                          By Order of the Board of Directors

                                          LOGO
                                          FREDERICK G. WOHLSCHLAEGER,
                                          Secretary

Chicago, Illinois
February 27, 1998

                                   EXHIBIT A

                           1998 INCENTIVE STOCK PLAN

                             HARTMARX CORPORATION

1. PURPOSE OF THE PLAN

  The purpose of the 1998 Incentive Stock Plan (the "Plan") is to promote the interests of Hartmarx Corporation, a Delaware Corporation (the "Company") and its stockholders by providing key employees of the Company and its subsidiaries with opportunities to acquire a proprietary interest in the Company and thereby develop a stronger incentive to put forth maximum effort for the success and growth of the Company and its subsidiaries. In addition, the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining key personnel of outstanding ability.

2. AVAILABLE SHARES OF COMMON STOCK

  2.1 Limitations--Subject to the provisions of Section 2.3 of the Plan, the aggregate number of shares of Common Stock of the Company ("Shares") subject to options, Stock Appreciation Rights ("SARs") and Restricted Stock Awards ("RSAs") which may be issued to participants under the Plan shall be 1,675,000 Shares, provided that no more than 500,000 of such shares shall be granted as RSAs. Shares which are currently available for grant or become available for grant under the existing stock option plans of the Company will be added to the aggregate number of shares authorized under this Plan, and all subsequent grants will be made pursuant to this Plan. The aggregate number of Shares that may be represented by awards granted to any single individual under the Plan shall not exceed 500,000 Shares within any consecutive three year period of time. Further, the aggregate number of Shares that may be covered by awards made in the form of Incentive Stock Options ("ISOs") intended to comply with
Section 422 of the Code shall not exceed 1,000,000.

  2.2 Usage and Replenishment--Shares subject to an award under the plan which is forfeited, expires, or is canceled shall remain available for the granting of other awards. Any Shares tendered, either actually or by attestation, by a person as full or partial payment made to the Company in connection with any exercise of a stock option under the Plan shall increase the number of Shares available under the Plan. In instances where an SAR or an award granted pursuant to Section 6.3 of the Plan is settled in cash, the Shares covered by such award shall remain available for awards under the Plan. Likewise, cash dividends and dividend equivalents paid in cash in conjunction with outstanding awards shall not be counted against the Shares available for issuance under the Plan. Further, any Shares that are issued by the Company, and any awards that are granted through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity shall not be counted against the Shares available for awards under the Plan.

  Any Shares issued under the Plan may consist in whole or in part of authorized and unissued shares or of treasury shares of Common Stock, and no fractional Shares shall be issued under the Plan. Cash may be paid in lieu of any fractional Shares in settlements of awards under the Plan.

  2.3 Adjustments--In the event of any stock dividend, stock split, combination or exchange of equity securities, merger, consolidation, recapitalization, spin-off or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting Shares or share price, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such changes shall be made with respect to: (i) the limitations on the numbers of Shares that may be issued and represented by awards under the Plan as set forth in Section 2.1; (ii) the number of Shares under each outstanding award made under the Plan; and (iii) the exercise price per Share for any outstanding stock options, SARs or similar awards under the Plan.

3. PLAN ADMINISTRATION

  3.1 Committee--The Committee (the "Committee") of the Board of Directors (the "Board") of the Company designated by the Board shall be responsible for administering the Plan. The Committee shall be comprised of two or more non-employee members of the Board who shall qualify to administer the Plan as contemplated by both Rule 16b-3 under the Securities and Exchange Act of 1934 (the "1934 Act"), and Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Each member of the Committee shall serve for such term as the Board may determine, subject to removal by the Board at any time.

  3.2 Committee Authority--The Committee shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which power shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. This power includes, but is not limited to, selecting award recipients, establishing all award terms and conditions, adopting modifications, amendments, procedures and regulations governing awards, and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may delegate such non-discretionary administrative duties under the Plan as it shall deem necessary and advisable. All decisions made by the Committee shall be final and binding on all persons affected by such decisions.


4. ELIGIBILITY

  Awards may be granted under the Plan to those employees of the Company as the Committee may from time to time select. This may include employees of an entity acquired by or merged into the Company pursuant to the assumption, replacement or substitution of awards previously issued by such entity. In no event may an award be granted under the Plan to any person who is not an employee, except in circumstances involving the grant of an award made in tandem with or replacement of an earlier award made under the Plan to a former employee of the Company. For purposes of participation in the Plan, the term "Company" shall include any entity that is directly or indirectly controlled by the Company or any entity, including an acquired entity, in which the Company has a significant equity interest, as determined by the Committee.

5. FAIR MARKET VALUE

  "Fair Market Value" for all purposes under the Plan shall mean the average of the high and low prices of a Share as reported in The Wall Street Journal or similar readily available public source for the date in question. If no trading of Shares occurred on such date, the average price of a Share as reported for the preceding day on which sales of Shares were made shall be used.

6. AWARDS

  6.1 General--The Committee shall determine the type or types of award(s) to be made to each participant. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Company including the plan of any acquired entity. The types of awards that may be granted under the Plan are:

  6.2 Stock Options--A stock option shall represent a right to purchase a specified number of Shares during a specified period as determined by the Committee. The purchase price per Share for each stock option shall be not less than 100% of the Fair Market Value on the date of grant. A stock option may be in the form of an ISO which, in addition to being subject to the applicable terms, conditions, and limitations established by the Committee, complies with all applicable provisions of Section 422 of the Code, and any rules and regulations promulgated thereunder. The Shares covered by a stock option may be purchased at the time of the exercise by cash payment or such other method permitted by the Company, including (i) tendering (either actually or by attestation) Shares valued at the Fair Market Value at the date of exercise; (ii) authorizing a third party to sell the Shares (or a sufficient portion thereof) acquired upon exercise of a stock option, and assigning the delivery to the Company of a sufficient amount of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise; or (iii) any combination of the above. The Committee may grant stock options that provide for the grant of a subsequent restoration stock option if the exercise price has been paid for by tendering Shares to the Company. Any restoration stock option will cover the number of Shares tendered in exercising the predecessor option and may include the number of shares withheld to settle appropriate tax withholding, with the stock option purchase price set at the then-current Fair Market Value, and would not extend beyond the remaining term of the original option.

  6.3 Stock Appreciation Rights--An SAR shall represent a right to receive a payment, in cash, Shares or as a combination, equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable award agreement, except if an SAR is granted retroactively in tandem with or in a substitution for a stock option, the designated Fair Market Value in the applicable award agreement may be no lower than the Fair Market Value on the date such stock option was granted. The Committee shall never grant an SAR in conjunction with a stock option which permits more than one-half of the gain in the market price from the time of grant to the time of exercise to be paid in the form of a cash payment for any individual optionee with respect to any single grant. In lieu of exercising such SAR, an optionee to whom the SAR is granted by the Committee may elect to purchase all, or any portion of, such shares at the date of exercise.

  6.4 Restricted Stock Awards--An RSA shall represent an award made in Shares or denominated in units equivalent in value to Shares. All or part or any RSA will be subject to conditions and restrictions established by the Committee, and set forth in the award agreement, which may include, but are not limited to, continuous service with the Company, and/or the achievement of performance goals which may be measured based on absolute Company or business unit performance or based on comparative performance with other companies. Among the performance measures that may be used are targeted stock price, total stockholders' return, earnings and revenue growth, and performance ratios such as profit return on assets, stockholders' equity or revenues.

7. DIVIDENDS AND DIVIDEND EQUIVALENTS

  The Committee may provide that any awards under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a participant's account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Shares or share equivalents.

8. PAYMENTS AND PAYMENT DEFERRALS

  Payment of awards may be in the form of cash, Shares, other awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee also may require or permit participants to elect to defer the issuance of Shares or the settlement of awards in cash under such rules and procedures as it may establish under the Plan. It also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in share equivalents.

9. TRANSFERABILITY

  Except as otherwise provided by the Committee, awards granted under the Plan shall not be transferable or assignable other than as designated by the participant by will or by the laws of descent and distribution, or pursuant to a domestic relations order. The Committee may provide for the transferability of particular awards: by gift or other transfer to (A) any trust or estate in which the original award recipient or such person's spouse or other immediate relative has a substantial beneficial interest or (B) a spouse or other immediate relative; provided, however, that any award so transferred shall continue to be subject to all the terms and conditions contained in the agreement evidencing such award. And, if so permitted by the Committee, a participant may designate a beneficiary or beneficiaries to exercise the rights of the participant and receive any distribution under the Plan upon the death of the participant.

10. CHANGE-IN-CONTROL

  The Committee may provide for appropriate adjustments (including the acceleration of vesting) and settlements of awards, either at the time an award is granted or at a subsequent date, either in contemplation of or in the event that the Company undergoes a change in control or is not to be the surviving corporation in a merger or consolidation with another corporation, or in the event of a liquidation or reorganization of the Company.

11. AWARD AGREEMENTS

  Awards under the Plan shall be evidenced by agreements that set forth the terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event the participant's employment terminates, and any Company authority to amend, modify, suspend, cancel or rescind any award. The Committee need not require the execution of any such agreement, in which case acceptance of the award by the respective participant shall constitute agreement by the participant to the terms of the award.

12. PLAN AMENDMENT

  The Committee may terminate or amend the Plan or any portion thereof at any time, including but not limited to amendments to the Plan necessary to comply with the requirements of Section 16(b) of the 1934 Act, except that the Committee may not materially increase the maximum number of Shares which may be issued under the Plan, extend the maximum period during which any award may be exercised, decrease the minimum option price to less than the Fair Market Value of the underlying security on the date of the grant of the option or change the employees or class of employees eligible to participate in the Plan without stockholder approval as required by Rule 16b-3 of the 1934 Act. The termination or any modification or amendment of the Plan shall not, without the consent of a participant, adversely affect his rights under an award previously granted. Notwithstanding the foregoing, stockholder approval under this Section 12 shall only be required at such time as Rule 16b-3 of the 1934 Act, as such Rule may be amended from time to time, shall require the approval of the stockholders of the Corporation to any material amendment to any employee benefit plan of the Corporation or as necessary to continue to qualify compensation payable under the Plan for purposes of section 162(m) of the Code.

13. TAX WITHHOLDING

  The Company shall have the right to deduct from any settlement of an award made under the Plan, including the delivery or vesting of Shares, a sufficient amount to cover withholding of any federal, state or local taxes required by law or such greater amount of withholding as the Committee shall determine from time to time, or to take such other action as may be necessary to satisfy any such withholding obligations. If the Committee permits or requires Shares to be used to satisfy required tax withholding, such Shares shall be valued at the Fair Market Value as of the tax recognition date for such award.

14. OTHER BENEFIT AND COMPENSATION PROGRAMS

  Unless otherwise specifically determined by the Committee, settlements of awards received by participants under the Plan shall not be deemed a part of a participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program. Further, the Company may adopt such other compensation programs, plans or arrangements as it deems appropriate or necessary.

15. REGULATORY APPROVALS

  The implementation of the Plan, the granting of any award under the Plan, and the issuance of Shares upon the exercise or settlement of any award shall be subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the awards granted under it or the Shares issued pursuant to it.

16. FUTURE RIGHTS

  No person shall have any claim or rights to be granted an award under the Plan, and no participant shall have any rights under the Plan to be retained in the employ of the Company. Likewise, participation in the Plan will not in any way affect the Company's right to terminate the employment of the participant at any time with or without cause.


17. GOVERNING LAW

  The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Illinois and applicable federal law.

18. SUCCESSORS AND ASSIGNS

  The Plan shall be binding on all successors and assigns of a participant, including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the participant's creditors. However, no award or other interest in the Plan may be assigned, pledged or otherwise alienated, except to the extent permitted in accordance with Section 9 of the Plan and the applicable award agreement.

19. EFFECTIVE DATE AND STOCKHOLDER APPROVAL OF PLAN

  The Plan shall become effective as of April 9, 1998, subject to the approval and ratification of the Plan at the Annual Meeting of Stockholders of the Company held on April 9, 1998, by the affirmative vote of the majority of the Shares voting at the meeting. The Plan shall remain in effect until terminated by the Board. If the Plan is terminated, the terms of the Plan and rights of participants shall continue to apply to all awards made prior to such termination.

                                      LOGO

       PROXY Solicited by the Board of Directors of HARTMARX CORPORATION

     Elbert O. Hand, Homi B. Patel, Frederick G. Wohlschlaeger, and each of them, is hereby appointed, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of HARTMARX CORPORATION on April 9, 1998, and at any adjournment thereof, with the full power to vote all of the shares of stock which the undersigned is entitled to vote:

     (1)  ELECTION OF DIRECTORS

     [_]   FOR all nominees listed below (except as marked to the contrary
                                          --------------------------------
           below):
           -----

     A. Robert Abboud   Raymond F. Farley   Charles Marshall   Michael B.Rohlfs
     Samawal A. Bakhsh  Elbert O. Hand      Homi B. Patel      Stuart L. Scott
     Jeffrey A. Cole    Donald P. Jacobs



 To withhold authority to vote for any individual nominees write names in the
 ----------------------------------------------------------------------------
                                 space below.
                                 -----------


--------------------------------------------------------------------------------

     [_]    WITHHOLD AUTHORITY to vote for all nominees listed above.

     (2) TO ADOPT the 1998 Incentive Stock Plan (Item (2) of Notice of Annual
                                                -----------------------------
         Meeting)
         --------

         [_]    FOR            [_]    AGAINST                  [_]    ABSTAIN

     (3) TO RATIFY the appointment of independent auditors (Item (3) of Notice
                                                            ------------------
         of Annual Meeting).
         -----------------

         [_]    FOR            [_]    AGAINST                  [_]    ABSTAIN

     (4) TO TRANSACT such other business as may properly come before the meeting.


                  (Continued, and to be signed, on other side)
                  --------------------------------------------



     THIS PROXY WILL BE VOTED AS SPECIFIED BY THE STOCKHOLDER BUT IF NO CHOICE IS SPECIFIED IT WILL BE VOTED FOR ELECTION OF THE ABOVE NOMINEES FOR DIRECTORS AND IN FAVOR OF THE PROPOSALS SET FORTH IN ITEMS (2) and (3).

Dated this ____ day of ________________, 1998



                                (Seal)                                    (Seal)
--------------------------------          --------------------------------
(Signature of Stockholder)                (Signature of Stockholder)
--------------------------                --------------------------



Signature must agree with name as shown above. For shares held in joint tenancy, each of the joint tenants is requested to sign.